Exhibit 19.1
Re: Taylor Morrison Home Corporation Securities Trading Policy
Dear Taylor Morrison Team Members:
Attached is a copy of our Securities Trading Policy (the “Policy”), which applies to all directors, officers and employees of our company. Please read the entire Policy carefully. The Policy will be maintained for your reference on TM360.
All directors, officers and employees must electronically acknowledge their review and compliance with the Policy annually. New employees must electronically acknowledge their review and compliance with the Policy as promptly as possible following the effective date of their employment with the Company.
Breaches of this policy are serious matters and may result in investigations by the U.S. Securities and Exchange Commission (the “SEC”), sanctions, fines and penalties (including termination), and criminal prosecution for which you may be personally liable. U.S. securities laws impose liability not only on persons who trade on or “tip” inside information to others but also on companies that fail to take reasonable steps to prevent insider trading by company employees. This Policy is designed to prevent the violation of U.S. securities laws by our directors, officers and employees.
If you have any questions about the Policy, please contact our Chief Legal Officer, Todd Merrill, at (813) 227-4244 or TMerrill@taylormorrison.com.
Thank you for your careful review and electronic acknowledgement of the Policy to ensure that each member of our team and our company can operate with the highest standards of integrity and regulatory compliance.

TAYLOR MORRISON HOME CORPORATION
SECURITIES TRADING POLICY

This Securities Trading Policy (“Policy”) contains the following sections:
1.0    General
2.0    Definitions
3.0    General Statement of Policy
4.0    Other Prohibited Transactions
5.0    Certain Limited Exceptions
6.0    Pre-clearance of Trades and Other Procedures
7.0    10b5-1 Plans
8.0    Broker Requirements for Section 16 Persons
9.0    Additional Considerations for Section 16 Persons
10.0    Company Transactions
11.0     Legal Effect of this Policy
12.0    Questions and Violations

1.0General
1.1Taylor Morrison Home Corporation and its subsidiaries (collectively, the “Company”) has adopted this Policy to prevent insider trading. Strict adherence to this Policy will help safeguard both the Company’s reputation and integrity and your own. This Policy applies to all of the following (collectively, the “Insiders”), each of whom must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions:
•the Company’s directors, officers, employees and any other persons the Company determines should be subject to the Policy, such as contractors and consultants (collectively, “Company Personnel”);
•the households of Company Personnel (including any person who lives in the household of Company Personnel whether or not a family member), and any family members of Company Personnel who do not live in their household but whose transactions in Company securities are directed by or subject the influence or control of Company Personnel (e.g., parents or children who consult with Company Personnel before they trade in Company securities); and
•trusts, corporations and other entities, vehicles or accounts controlled by any of such persons.
1.2Federal securities laws prohibit trading in the securities of a company while aware of “inside” information. These transactions are commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities of a company to which such inside information relates. This includes any communication providing inside information on social media or other internal or external Internet platforms. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Company Personnel may come into possession of inside information concerning the Company, its industry, transactions in which the Company proposes to engage, or customers, partners, vendors or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities and securities of certain other companies. Any violation of this Policy could subject you to disciplinary action, up to and including termination.
1.3This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information.
1.4This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Chief Legal Officer or their designee.
2.0Definitions
2.1Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions are directed by you or are subject to your influence or control. Company Personnel can be held responsible for the transactions of their family members and therefore should make them aware of the need to confer with them before they trade in the Company’s securities or securities of companies we do business with.
2.2Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell, or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could be material. Insiders should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.
Examples of material information may include, but are not limited to:
•financial results;
•projections of future earnings or losses, or other guidance concerning earnings;
•the fact that earnings are inconsistent with consensus expectations;
•a pending or proposed merger, investment, joint venture, acquisition or tender offer;

•a significant sale of assets or the disposition of a subsidiary or business unit;
•changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•acquisition of, refinancing or repayment of significant debts or defaults on debt;
•pending or proposed changes in senior management or other key employees;
•significant new products or services;
•significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
•impending bankruptcy or other financial liquidity problems;
•significant write-offs;
•significant disruptions in the Company’s operations, or loss, potential loss, breach or unauthorized access of the Company’s property or assets, including information technology infrastructure and cybersecurity and privacy incidents or events;
•changes in legislation affecting our business;
•changes in, or disagreements with, auditor or notifications that the Company may no longer rely on such firm’s report; or
•the gain or loss of a substantial supplier.
Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the rules and regulations of the Securities and Exchange Commission (“SEC”) provide that the mere fact that a person is aware of the information is a bar to trading. It is no defense that such person’s reasons for trading were unrelated to the information.
If you have any question regarding whether specific information may be deemed material, please contact the Chief Legal Officer or their designee.
2.3Non-Public Information. For the purpose of this Policy, all Company information is “Non-Public” until three criteria have been satisfied:
First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been disclosed in (i) a press release distributed through a widely disseminated news or wire service, (ii) a publicly available filing made with the SEC or (iii) another manner compliant with Regulation FD (Fair Disclosure). For additional information regarding disclosures made in compliance with Regulation FD, please see the Company’s Regulation FD Compliance Policy.

Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until after at least one full trading session has elapsed on the New York Stock Exchange (“NYSE”) after the information has been publicly disclosed in a manner compliant with Regulation FD.
2.4Restricted Persons. The term “Restricted Persons” means Statutory Insiders and Other Restricted Persons, as those terms are defined in Section 6.0.
2.5Section 16 Persons: The term “Section 16 Persons” means members of the Company’s Board of Directors and the Company’s “officers” (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as designated by the Company from time to time.
2.6Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
2.7Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
3.0General Statement of Policy
3.1Trading in Securities of the Company. It is the policy of the Company that the Company and its directors, officers and employees comply with all federal and state securities laws and regulations applicable to the purchase and sale of the Company’s securities.  Accordingly, no Insider may trade the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company. It is the responsibility of the Insider to be certain that they do not have Material Non-Public Information when determining to trade. For certain limited exceptions from prohibitions on trading imposed by this Policy, see Section 5.0 below.
3.2Trading in Securities of Other Companies. No Insider may trade securities of another company with which the Company has a business relationship (including, without limitation, our customers, vendors, suppliers or partners) at any time when the Insider has non-public information that was obtained, in whole or in part, as a result of the Insider’s employment or relationship to the Company to the extent that such non-public information (regardless of its subject matter) may be material to the securities of the company that would be traded.
3.3Tipping. No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make trading recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.
3.4Window Periods. Even if you are not aware of any Material Non-Public Information, certain Insiders may only trade in the Company’s securities during the four Window Periods (as defined below) that occur each fiscal year or in connection with an SEC-registered underwritten secondary offering of the Company. See Section 5.0. Certain of these persons must also receive pre-approval prior to any transaction involving the Company’s securities. See Section 6.0.
3.5Policy Effective Time. An Insider who is aware of Material Non-Public Information when they cease to be an Insider may not trade in the Company’s securities until that information has become public or is no longer material. In addition, the pre-clearance requirements set forth in Section 6.0 will continue to apply to former Statutory Insiders for six months after their last non-exempt transaction under Section 16 of the Exchange Act. See Section 6.3. If you have specific questions regarding this Policy, what may constitute Material Non-Public Information or applicable law, please contact the Chief Legal Officer or their designee.
4.0Other Prohibited Transactions
4.1No Short Sales, Hedging or Speculative Transactions. No Insider, whether or not they possess Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading”) that is intended to take advantage of short-term price fluctuations. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety. No Insider may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
4.2Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment advisor not to trade in Company securities at any time.
4.3Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.
4.4Therefore, no Company Personnel, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance. Request for approval must be submitted to the Chief Legal Officer (or their designee) at least two weeks prior to the execution of the documents evidencing the proposed pledge. The Chief Legal Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.
4.5Standing or Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 trading plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Non-Public Information. As a result, the Company generally discourages the use of standing or limit orders by Insiders. Any standing order or limit order placed by an Insider on the Company’s securities should be limited to a short duration, must comply with the restrictions and procedures outlined in this Policy (including any applicable Window Periods and pre-clearance requirements), and (except standing and limit orders under approved Rule 10b5-1 trading plans) must be immediately revoked by the Insider upon acquisition of Material Non-Public Information or notice by the Company of a Special Blackout (as defined below) pursuant to Section 6.5.
4.6Minimum Hold Period Prior to Sale or Disposition. All shares of the Company’s common stock purchased by any Section 16 Person must be held for a minimum of six months prior to a sale or disposition, subject to the trading exceptions set forth in Section 5.0 and the Section 16 Person’s compliance with Section 16 of the Exchange Act. See Section 9.0.
5.0Certain Limited Exceptions
The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:
•Distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities, provided that prior written notice of such distribution or transfer is provided to the Chief Legal Officer or their designee.
•The exercise of stock options to buy and hold the Company’s stock (and not sell) (including any net-settled stock option exercise to buy and hold) pursuant to our equity incentive plans ; however, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy.
•The withholding by the Company (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option, in each case, to satisfy tax withholding requirements.
•The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 7.1.
•Sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.
•Trading in mutual funds and Exchange Traded Funds (ETFs) holding Company securities at any time, that are either based on broad indexes, such as Standard & Poor’s or NYSE, or on targeted sectors with portfolio holdings of at least 30 or more companies.
•To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, the election to increase or decrease the percentage of periodic contributions allocated to the stock fund, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
6.0Pre-clearance of Trades and Other Procedures
6.1Statutory Insiders. The following are “Statutory Insiders”:
•Section 16 Persons and their secretaries/assistants; and
•any person who lives in the household of a Section 16 Person whether or not a family member, and any of their family members who do not live in their household but whose transactions in Company securities they direct, influence, or control (e.g., parents or children who consult with Company Personnel before they trade in Company securities), and trusts, corporations and other entities influenced or controlled by any of such persons.
6.2Statutory Insiders must obtain the advance approval of the Chief Legal Officer or their designee in accordance with Section 6.3 before effecting trades of, or engaging in other transactions in, the Company’s securities, including, but not limited to, any purchase or sale, any exercise of an option (whether cashless or otherwise), gifts, loans, pledges, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which they exercise control or one in which they have a beneficial interest.
6.3Other Restricted Persons. From time to time, the Company will notify persons, in addition to Statutory Insiders, that they are subject to the pre-clearance requirements set forth in Section 6.3 and/or the window periods set forth in Section 6.4 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Examples of such persons may include members of the National Leadership Team, Division Presidents, Division Vice Presidents of Finance and their assistants and employees in the Company’s corporate finance and legal departments. Any person notified of their status as an Other Restricted Person will remain an Other Restricted Person subject to the pre-clearance requirements set forth in Section 6.3 and/or the window periods set forth in Section 6.4, as applicable, unless otherwise notified in writing by the Chief Legal Officer or their designee. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 6.3 and/or the Window Period restrictions set forth in Section 6.4.
6.4Pre-Clearance Procedures. Subject to Section 7.1, Statutory Insiders and Other Restricted Persons who are notified that they are subject to the pre-clearance requirements of this Section 6.3 must submit a request for pre-clearance to the Chief Legal Officer or their designee at least two business days in advance of the proposed transaction (two weeks in the case of using shares as collateral for a loan (see Section 4.3)) by emailing the Chief Legal Officer or their designee a copy of the Company’s “Request for Securities Trading Pre-Clearance” form. Approval must be in writing, specifying the securities involved. Approval for transactions will generally be granted only during a Window Period (described in Section 6.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within five business days from the date of approval, provided that notwithstanding receipt of pre-clearance, you may not trade in Company securities if you subsequently become aware of Material Non-Public Information prior to effecting the transaction. Unless notified otherwise by the Company, former Statutory Insiders must comply with these pre-clearance requirements for six months after their last non-exempt transaction under Section 16 of the Exchange Act.
6.5Window Periods. The Company has established four “windows” of time during the fiscal year (“Window Periods”) during which requests may be approved and trading may be performed by Restricted Persons. Each Window Period begins after one full trading session on the NYSE has been completed after the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year.
6.6That same Window Period closes at the close of trading on the twentieth day of the last month of the then current fiscal quarter. After the close of the Window Period, except as set forth in Section 5.0 above, Restricted Persons may not trade in any of the Company’s securities at least until the start of the next Window Period. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the Chief Legal Officer or their designee whenever you are in doubt.
6.7Special Blackouts. From time to time, the Company may require that directors, officers, selected employees and/or others be prohibited from trading in the Company’s securities, including during a Window Period, regardless of any other provision of this Policy because of developments that have not yet been disclosed to the public. If the Company declares a blackout to which you are subject, then a member of the Legal Department will notify you when the blackout begins and when it ends. All those affected shall not trade in the Company’s securities while the suspension is in effect, and shall not disclose to others inside or outside the Company that trading has been suspended for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly sensitive transaction, incident or event, they may be declared for any reason.
6.8Notification of Window Periods. In order to assist you in complying with this Policy, the Company will endeavor to deliver an e-mail (or other communication) notifying all Restricted Persons when the Window Period has opened and when the Window Period closes. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.
7.010b5-1 and Other Trading Plans
7.110b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the Exchange Act. A 10b5-1 trading plan can only be established when you do not possess Material Non-Public Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information and, in addition, Restricted Persons cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.
The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before entering into any 10b5-1 trading plan.
Each Insider must pre-clear with the Chief Legal Officer or their designee any proposed trading plan or arrangement, including 10b5-1 trading plans, prior to establishing, amending or terminating such plan. The Company reserves the right to withhold pre-clearance of the adoption, amendment or termination of any such trading plan that the Company determines is not consistent with the rules regarding such plans. No Insider will be permitted to adopt a Rule 10b5-1 trading plan if such Insider has an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth in the rule. Notwithstanding any pre-clearance of a Rule 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales on dates occurring shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or the NYSE were to investigate your trades.
For Insiders, any modification or termination of a pre-approved 10b5-1 or other trading plan requires pre-clearance by the Chief Legal Officer or their designee. In addition, any modification of a pre-approved 10b5-1 or other trading plan must occur when you are not aware of any Material Non-Public Information and must comply with the requirements of the rules regarding such trading plans (including Rule 10b5-1, if applicable) and, if you are subject to Window Period restrictions, must take place during a Window Period.
Transactions effected pursuant to a pre-cleared 10b5-1 or other trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
Finally, if you are a Section 16 Person, 10b5-1 and other trading plans require special care, as the Company generally will be required to disclose the adoption, amendment or termination of such a plan by such persons in its periodic reports filed with the SEC. Accordingly, it is imperative that Section 16 Persons coordinate with the Chief Legal Officer prior to establishing, adopting or modifying such plans. Moreover, because such plans may specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a trading plan is not permitted unless the trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction. See Section 8.0.
8.0Broker Requirements for Section 16 Persons
The timely reporting of transactions (see Section 9.0 below) requires tight interface with brokers handling transactions for Section 16 Persons. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
•not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
•to report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the Chief Legal Officer or their designee, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s equity securities, including gifts, transfers, pledges and all transactions under 10b5-1 and other trading plans.
Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required), to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

9.0Additional Considerations for Section 16 Persons
Changes in a Section 16 Person’ beneficial ownership of the Company’s equity securities must be reported on a Form 4 within two business days after the date on which such change occurs or in certain cases on a Form 5 within 45 days after fiscal year end. Failure to timely report transactions require separate disclosure in the Company’s proxy statements. Accordingly, if you are a Section 16 Person, prompt, and careful attention to your Section 16 filing obligations is expected.
In addition, each Section 16 Person bears legal responsibility for complying with the limitations on “short-swing” transactions set forth in Section 16 of the Exchange Act. Under this provision, Section 16 Persons cannot purchase and sell, or sell and purchase, the Company’s equity securities within a period of six months before or six months after an opposite-way transaction without disgorging to the Company “profits” obtained in the short-swing transaction. A person who engages in a prohibited set of transactions will be liable to the Company for any profits earned or losses avoided. The Company cannot waive this liability. For example, if a Section 16 Person buys 1,000 shares of the Company’s Common Stock on January 1 at $75 per share and, within six months, sells shares of the Company’s Common Stock for $80 per share, he or she will be liable to the Company for the total profit of $5,000. Similarly, if 1,000 shares are sold on January 1 for $75 per share and within six months the Section 16 Person purchases 5,000 shares for $70 per share, the Section 16 Person will have “avoided” a loss of $5,000 and he or she will be liable to the Company for that amount.
Application of the prohibition on short-swing profits is strict, and all non-exempt transactions occurring within any six-month period are matched in the manner resulting in the maximum forfeiture of short-swing profits. The practical effect of these provisions is that Section 16 Persons who both purchase and sell the Company’s securities in non-exempt transactions within a six-month period must refund all profits to the Company, whether or not they had knowledge of any Material Non-Public Information.
Section 16 Persons may also be required to file Form 144 under the Securities Act before making an open-market sale of Company securities. This form is required to be filed electronically with the SEC. Generally, a broker that assists a Section 16 Person with the sale of Company securities should assist with the filing of the Form 144.
10.0Company Transactions
From time to time, the Company may engage in transactions in Company securities. It is the Company’s policy to comply with all applicable securities laws when engaging in transactions in Company securities.

11.0Legal Effect of this Policy
The Company’s Policy with respect to securities trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
12.0Questions and Violations
12.1Anyone with questions concerning this Policy or its application should contact the Chief Legal Officer or their designee. Any violation or perceived violation should be reported immediately to the Chief Legal Officer or their designee. Anonymous reporting of violations or perceived violations may be made through the Company’s Ethics and Whistleblower Line.
    Effective: September 23, 2025